EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-25837, 333-45900, 333-57506, 333-67173, 333-81302, 333-85842, 333-85846 and 333-119866) of Crown Holdings, Inc. of our report dated March 15, 2006, relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K and our report dated March 15, 2006, relating to the financial statements and financial statement schedule of Crown Cork & Seal Company, Inc., which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 15, 2006